EXHIBIT 11.1
                              PARACELSUS HEALTHCARE CORPORATION
                               COMPUTATION OF EARNINGS PER SHARE
                              (In thousands, except per share data)


                                      Three Months Ended     Nine Months Ended
                                         September 30,         September 30,
                                     -----------------        -----------------
                                       1997      1996          1997       1996
                                     -------    ------        ------     ------
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

Primary:
-------
(1) Net income (loss)               $    138   $(69,101)    $  2,289  $(88,612)
                                      ======     ======        =====    ======
    Shares used in this computation:
    Weighted average common
      shares outstanding              55,016     42,290       54,892    33,975
    Shares applicable to stock
      options and warrants, net
      of shares assumed to be
      purchased from proceeds at
      average market price             2,694       (a)         1,860      (a)
                                      ------     ------       ------   -------
(2) Total shares for net income
      per share computation           57,710     42,290       56,752    33,975
                                      ======     ======       ======    ======
    Income (loss) per share:
      Continuing operations         $      -   $  (1.08)    $   0.04  $  (1.46)
      Discontinued operations              -      (0.45)           -     (1.01)
      Extraordinary loss                   -      (0.10)           -     (0.14)
                                      ------     ------       ------     -----
    Net Income (loss)  per share
      (1 divided by 2)              $      -   $  (1.63)    $   0.04  $  (2.61)
                                      ======       ====       ======     =====
Fully Diluted:
-------------
(3) Net income (loss) (1)           $    138   $(69,101)    $  2,289  $(88,612)
                                      ======     ======        =====    ======
    Shares used in this computation:
      Total primary shares (2)        57,710     42,290       56,752    33,975
      Shares applicable to stock
        options and warrants in addition
        to those used in primary
        computation due to the use of
        period-end marker price when
        higher than average              150       (a)            50       (a)
                                      ------     ------       ------    ------
(4) Total fully diluted shares        57,860     42,290       56,802    33,975
                                      ======     ======       ======    ======





Income (loss) per share:
      Continuing operations         $      -   $  (1.08)    $   0.04  $  (1.46)
      Discontinued operations              -      (0.45)           -     (1.01)
      Extraordinary loss                   -      (0.10)           -     (0.14)
                                        -----     -----         ----     -----
    Net Income (loss)  per share
      (3 divided by 4)              $      -   $  (1.63)    $   0.04  $  (2.61)
                                       =====      =====         ====     =====
(a) The effect of options and warrants were anti-dilutive for the quarter and nine months ended September 30, 1996.

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